Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Registration Statement on Form S-1 of our report dated June 30, 2009, relating to the consolidated financial statements of Cryoport, Inc. as of March 31, 2009 and 2008 and for the years then ended (which report expresses an unqualified opinion and includes a explanatory paragraph relating to the substantial doubt about Cryoport, Inc’s ability to continue as a going concern), appearing in the Prospectus, which is part of this registration statement.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California
October 5, 2009